Exhibit (a)(1)(J)

FORM OF EXPIRATION NOTICE EMAIL

From:    Five Prime Therapeutics, Inc.

Re:	Expiration of the Exchange Offer

The Exchange Offer described in the Offer to Exchange Eligible Options for New Options, dated July 1, 2019 (the “Offer Documents”), has expired, and no additional Election Forms or Notices of Withdrawal may be submitted. If you are an Eligible Holder and delivered a properly completed and signed Election Form to tender your Eligible Options before the Expiration Time, and did not subsequently deliver a Notice of Withdrawal, you will receive a separate email confirming our acceptance of your tendered Eligible Options. Any Eligible Options you did not tender for exchange will remain outstanding and subject to their original terms. If you have any questions regarding the stock options you hold, please contact David White, Vice President, Finance, at david.white@fiveprime.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Documents.